EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Micro Component Technology, Inc. (the “Company”) of our report on the Company’s 2005 and 2004 financial statements dated February 3, 2006 (except for Note 5, as to which the date is February 17, 2006), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which appears on page F-3 of the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

August 15, 2008